Exhibit 99.1

PRESS RELEASE                            FOR IMMEDIATE RELEASE

February 17, 2016

CONTACT: Craig Allen
Chief Financial Officer
800/283-2357

America First Multifamily Investors, L.P. Increases Unsecured Line of Credit Commitment With Lead Participant, Bankers Trust Company

Omaha, Nebraska - On February 10, 2016, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) entered into a Second Amendment to the Credit Agreement (the “Second Amendment”) with Bankers Trust Company (“Bankers Trust”) which modifies certain provisions of the Credit Agreement executed between the Partnership and Bankers Trust on May 14, 2015, as amended by the First Amendment to Credit Agreement dated January 7, 2016. The Second Amendment amends the Credit Agreement to increase the maximum principal commitment from Bankers Trust by $2.5 million, over their original commitment of $30 million.

“We are pleased that Bankers Trust has increased their principal commitment by $2.5 million on our Unsecured Line of Credit,” said Chad Daffer, Chief Executive Officer of America First Multifamily Investors, L.P. “This demonstrates Bankers Trust’s continued confidence in our company, provides us with additional liquidity options and allows us to continue to execute on strategies to benefit our unitholders.”

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing, senior citizen residential properties, and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.